Exhibit 99.1

March 7, 2007
Verso Reports Fourth Quarter 2006 Results
Quarterly Revenue Increases 48% to $14.0 Million
ATLANTA, Georgia — Verso Technologies, Inc. (Nasdaq: VRSO), a global provider of next generation network solutions, announced today its financial results for the fourth quarter of 2006.
The company reported revenue of $14.0 million for the fourth quarter of 2006. EBITDA (defined as loss from continuing operations before interest, income taxes and depreciation and amortization) from continuing operations for the fourth quarter of 2006 was negative $2.2 million and EBITDA from continuing operations, excluding reorganization costs and stock-based compensation, which is non-cash, was negative $849,000. Loss from continuing operations for the fourth quarter of 2006 was $4.4 million, or $0.11 per share.
Total revenue for the fourth quarter of 2006 was $14.0 million, an increase of 48% compared to $9.5 million in the fourth quarter of 2005. Revenue from the packet-based technologies group for the fourth quarter 2006 was $12.2 million, up 63% compared to revenue of $7.5 million recorded in the fourth quarter of 2005. Revenue from the advanced applications services segment was $1.8 million for the fourth quarter of 2006, compared to $2.0 million for the fourth quarter of 2005.
Gross profit for the fourth quarter 2006 was $5.9 million compared to $4.5 million for the fourth quarter 2005. Gross profit margin for the fourth quarter 2006 was 42% compared to 48% in the fourth quarter 2005. Gross profit margin improved 4% sequentially as compared to the 38% gross profit margin reported in the third quarter 2006. The improvement in gross profit margin was primarily due to a return to a more normalized product mix of applications and hardware.
Operating expenses were $8.9 million, or 63% of revenue in the fourth quarter 2006 as compared to $6.7 million, or 71% in the fourth quarter 2005. Operating expenses in the fourth quarter 2006 included a $674,000 reorganization charge related to the termination of a senior executive and $652,000 of stock-based compensation. Non-GAAP operating expenses, excluding reorganization costs and stock-based compensation, was $7.6 million for the fourth quarter 2006, or 54% of revenue. Non-GAAP operating expenses in the fourth quarter 2006 remained consistent with third quarter 2006 GAAP operating expense levels.
EBITDA from continuing operations for the fourth quarter of 2006 was negative $2.2 million compared to negative $1.5 million from continuing operations for the fourth quarter 2005. EBITDA from continuing operations, excluding reorganization costs and stock-based compensation, was negative $849,000 and negative $1.5 million for the fourth quarters of 2006 and 2005 respectively, and negative $1.8 million for the third quarter of 2006. This represents an improvement of $667,000 or 44% on a year-over-year basis and $939,000, or 53% from the third quarter 2006.
The company had a loss from continuing operations of $4.4 million, or $0.11 per share, for the fourth quarter of 2006. In the fourth quarter of 2005, the company had a loss from continuing operations of $3.6 million, or $.13 per share. Loss from continuing operations in the third quarter 2006 was $4.1 million, or $0.11 per share.

“The fourth quarter is typically a good one for the telecommunications industry, and Verso’s fourth quarter 2006 results were no exception” commented Monty Bannerman, chief executive officer of Verso Technologies, Inc. “We experienced increased revenue, increased margins, and EBITDA improvement compared to our third quarter. Operating expenses as a percent of revenue were reduced. We believe our business is solid in our growth product lines and in virtually all our geographic markets. We believe that our goal of reaching positive EBITDA will occur this year by maintaining our focus on the strategic relationships we have developed with major partners. With the continued execution of our strategy we believe we should experience a ramp in revenues, further improvement in margins and achieve our goals. We anticipate that 2007 will be an exciting year for Verso.”
For 2006, total revenues were $42.5 million compared to $32.9 million for 2005. For 2006, EBITDA from continuing operations was negative $9.5 million, compared to negative $12.7 million for 2005. The company had reorganization costs of $674,000 in 2006 and $3.0 million in 2005 and stock based compensation expense of $852,000 in 2006 and none in 2005. EBITDA from continuing operations, excluding reorganization costs and stock-based compensation expenses, was negative $8.0 million in 2006 and negative $9.7 million for 2005. For 2006, gross profit was $17.2 million compared to $14.7 million in 2005. For 2006, gross profit margin was 40% compared to 45% for 2005. Operating expenses for 2006 were $29.3 million, compared to $30.2 million for 2005. Non-GAAP operating expenses, excluding reorganization costs and stock based compensation, for 2006 and 2005 were $27.8 million and $27.2 million, respectively. As a percent of revenue, operating expenses, excluding reorganization costs and stock-based compensation for 2006 was 65% compared to 83% for 2005. The loss from continuing operations was $17.8 million, or $.51 per share and $19.5 million, or $.72 per share for the years ended 2006 and 2005, respectively.
As of December 31, 2006, the company had cash of $2.2 million including $1.0 million of restricted cash, and total debt of $18.8 million, including $7.9 million of indebtedness under the company’s $14.0 million credit facility. As previously announced, the company completed the private placement of 5.0 million shares of common stock and warrants to acquire 2.5 million shares of common stock for net proceeds of approximately $4.6 million. The funds are being used for general corporate purposes, including satisfying the company’s obligation in connection with the acquisition of the iMarc product line from Zhone Technologies, Inc.
Financial Highlight
•	Revenue increased 48% for the fourth quarter 2006 as compared to the fourth quarter 2005 due primarily to the Verilink business.

•	Revenue in the packet-based technology group increased 63% from $7.5 million in the fourth quarter 2005 to $12.2 million in the fourth quarter 2006.

•	EBITDA from continuing operations, excluding reorganization costs and stock-based compensation, improved from negative $1.8 million in the third quarter 2006 to negative $849,000 in the fourth quarter 2006, an improvement of 53%.

•	Gross profit margin improved from 38% to 42% from the third quarter 2006 to the fourth quarter 2006.

•	Non-GAAP operating expenses remained flat from the third quarter 2006 to the fourth quarter 2006.

•	Days sales outstanding in accounts receivable improved from greater than 90 days in the fourth quarter 2005 to approximately 67 days in the fourth quarter 2006.

Acquisitions
•	Verso announced the acquisition of the iMarc product line from Zhone Technologies, Inc.

•	Verso completed the integration of the Verilink business, which was acquired in June 2006.
New Product Introductions
•	Verso announced the High Density NetPerformer, extending the company’s leadership in the GSM optimization market.

•	Verso announced the introduction of the “Verso Collector” product in the Telemate product family and the Network Abuse Detection feature in the NetSpective product family.
Major Customer Actions
•	Joint sales agreement announced with Navini.

•	Verso received its first order from Alcatel, a large OEM partner for the NetPerformer product.

•	NetPerformer product to be used by NASA Space Shuttle Program for critical communications between the Shuttle and Earth.

•	Turkish ISP Superonline selected Verso softswitch VoIP solution.
Key Milestones
•	Hughes Network Systems and China Mobile completed certification testing on NetPerformer. Hughes Network Systems is the largest VSAT manufacturer in the world and China Mobile is the largest GSM cellular operator in the world.

•	Verso announced creation of the Global Account Team to manage large partner relationships.

•	Verso announced continued penetration into the WiMAX space.
Verso Fourth Quarter Earnings Call
The company will hold its fourth quarter conference call on Wednesday, March 7, 2007 at 5:00 p.m. ET. During this call, Verso’s senior executives will discuss the company’s financial results for the fourth quarter of 2006 and respond to appropriate questions.
Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso’s website for 30 days. A telephone replay of the call will be available from 8:30 p.m. ET on March 7, 2007 through 11:59 p.m. on March 22, 2007 at 800.475.6701 for domestic callers and 320.365.3844 for international callers, the passcode is 865478.
Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly reports on Form 10Q filed subsequent to such date. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.
Earnings Measurement Quality
The company provides supplemental information regarding its operational performance using certain non-GAAP financial measures which exclude from income from continuing operations various non-cash and cash charges principally related to restructuring activities, stock-based compensation, acquisitions and financing transactions. The company uses “EBITDA from continuing operations” and “EBITDA from continuing operations excluding reorganization costs and stock-based compensation” as well as “non-GAAP operating expenses ” to provide an indication of the company’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core operating results. The company believes these non-GAAP financial measures provide a good measure of performance for the company because they represent the amount realized from revenue after all operating expenses. While non-GAAP financial measures are not an alternative to generally accepted accounting principles used in the United States (“GAAP”), the company’s management uses the non-GAAP financial measures to evaluate the company’s historical and prospective financial performance in the ordinary course of business. The company believes that providing to the company’s investors the non-GAAP financial measures, in addition to the most comparable GAAP presentation, allows the investors to better evaluate the company’s progress and its financial results over time and to compare the company’s results with the results of the company’s competitors.
About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. Verso’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Investor Contact:
Scott Kimball
Vice President, Investor Relations
Verso Technologies, Inc.
678.589.3579
scott.kimball@verso.com

VERSO TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(in thousands, except share data)

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)	(Audited)
Revenue:
Products	$9,863	$6,234	$27,880	$18,272
Services	4,146	3,239	14,650	14,601

Total revenue	14,009	9,473	42,530	32,873

Cost of revenue:
Products:
Product costs	4,905	2,561	14,367	8,414
Amortization of intangibles	160	183	677	568

Total cost of products	5,065	2,744	15,044	8,982
Services	3,041	2,251	10,319	9,202

Total cost of revenue	8,106	4,995	25,363	18,184

Gross profit	5,903	4,478	17,167	14,689

Operating expenses General & administrative	3,266	2,484	10,653	9,828
Sales and marketing	2,229	1,947	8,234	8,269
Research and development	2,182	1,756	7,805	6,832
Depreciation and amortization	531	502	1,930	2,270
Reorganization costs	674	—	674	3,014

Total operating expenses	8,882	6,689	29,296	30,213

Operating loss from continuing operations	(2,979)	(2,211)	(12,129)	(15,524)

Other income	(14)	—	(22)	(58)
Equity in loss of investment	127	10	(1)	17
Interest expense, net	(1,489)	(1,360)	(5,624)	(3,929)

Loss from continuing operations before income taxes	(4,355)	(3,561)	(17,776)	(19,494)
Income taxes	—	—	—	—

Loss from continuing operations	(4,355)	(3,561)	(17,776)	(19,494)

Loss from discontinued operations	—	—	—	(566)

Net loss	$(4,355)	$(3,561)	$(17,776)	$(20,060)

Net loss per common share- basic and diluted:
Loss from continuing operations	$(0.11)	$(0.13)	$(0.51)	$(0.72)
Loss from discontinued operations	—	—	—	(0.02)

Net loss per common share- basic and diluted	$(0.11)	$(0.13)	$(0.51)	$(0.74)

Weighted average shares outstanding — basic and diluted	40,037,255	27,248,607	35,092,598	26,964,227

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Cash and cash equivalents	$1,134	$1,079
Restricted cash	1,041	1,656
Accounts receivable, net	10,058	7,336
Inventories	7,184	4,259
Total current assets	24,195	16,939
Note receivable, net of current portion	1,810	2,736
Total assets	36,849	28,098
Line of credit	7,883	1,269
Current portion of convertible debentures	3,375	3,262
Total current liabilities	25,474	15,037
Convertible debentures, net of current portion	4,700	5,627
Notes payable	2,862	2,785
Total debt	18,820	12,943
Total liabilities	34,170	25,259
Total shareholders’ equity	2,679	2,839

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited, in thousands)

	For the three months ended,			For the year ended December 31,
	December 31, 2006	December 31, 2005	September 30, 2006	2006	2005
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations:
GAAP loss from continuing operations	$(4,355)	$(3,561)	$(4,122)	$(17,776)	$(19,494)
Add back:
Interest	1,489	1,360	1,611	5,624	3,929
Income taxes	—	—	—	—	—
Depreciation and amortization	531	502	534	1,930	2,270
Amortization of intangibles (cost of goods sold)	160	183	148	677	568

EBITDA from continuing operations	(2,175)	(1,516)	(1,829)	(9,545)	(12,727)
Reorganization costs	674	—	—	674	3,014
Stock-based compensation	652	—	41	852	—

EBITDA from continuing operations excluding reorganization costs and stock-based compensation	$(849)	$(1,516)	$(1,788)	$(8,019)	$(9,713)

Operating Expenses:
GAAP operating expenses	$8,882	$6,689	$7,557	$29,296	$30,213
Reorganization costs	674	—	—	674	3,014
Stock-based compensation	652	—	41	852	—

Non-GAAP operating expenses	$7,556	$6,689	$7,516	$27,770	$27,199